UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13D-L(B), (C) AND (D) AND AMENDMENTS THERETO
                             FILED PURSUANT TO 13D-2
                               (AMENDMENT NO. __)*

                                   LESCO, INC.
                                (Name of Issuer)

                         COMMON STOCK, WITHOUT PAR VALUE
                         (Title of Class of Securities)

                                    526872106
                                 (CUSIP Number)

                                 AUGUST 26, 1999
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [ ] Rule 13d-l(b)

                              [X] Rule 13d-l(c)

                              [ ] Rule 13d-l(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

---------------------------                                  ------------------

CUSIP NO. 526872106                                           2 OF 10 PAGES
---------------------------                                  ------------------


--------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
1         SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          Hollybank Investments, LP
--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------

                   5       SOLE VOTING POWER
    NUMBER OF
     SHARES                489,700
                   -------------------------------------------------------------
  BENEFICIALLY
    OWNED BY       6       SHARED VOTING POWER
      EACH
    REPORTING              0
                  --------------------------------------------------------------
     PERSON
      WITH         7       SOLE DISPOSITIVE POWER

                           489,700
                   -------------------------------------------------------------
                   8       SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          489,700
--------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [ ]
--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.8% (See Note 1)
--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
      Note 1 - This Percentage is based on 8,427,397 shares of Common Stock outstanding as of August 10, 1999.

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP NO. 526872106                                          PAGE 3 OF 10 PAGES
---------------------------                               ----------------------


--------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
1         SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          Thistle Investments LLC
--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                   5       SOLE VOTING POWER
    NUMBER OF
     SHARES                21,500
                   -------------------------------------------------------------
  BENEFICIALLY
    OWNED BY       6       SHARED VOTING POWER
      EACH
    REPORTING              0

                   -------------------------------------------------------------
     PERSON
      WITH         7       SOLE DISPOSITIVE POWER

                           21,500
                   -------------------------------------------------------------
                   8       SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PER

          21,500
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERRES
          [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.3% (See Note 1)
--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
      Note 1 - This Percentage is based on 8,427,397 shares of Common Stock outstanding as of August 10, 1999.

                                  SCHEDULE 13G

---------------------------                                ---------------------

CUSIP NO. 526872106                                        PAGE 4 OF 10 PAGES
---------------------------                                ---------------------


--------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
1         SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          Dorsey R. Gardner
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A
--------------------------------------------------------------------------------
                   5       SOLE VOTING POWER
    NUMBER OF
     SHARES                25,084   **Please   refer  to  Item  4,  Page  7  for
                           disclaimer of beneficial ownership
                   -------------------------------------------------------------
  BENEFICIALLY
    OWNED BY       6       SHARED VOTING POWER
      EACH
    REPORTING              0
                   -------------------------------------------------------------
     PERSON
      WITH         7       SOLE DISPOSITIVE POWER

                           25,084   **Please   refer  to  Item  4,  Page  7  for
                           disclaimer of beneficial ownership
                   -------------------------------------------------------------
                   8       SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          25,084 **Please refer to Item 4, Page 7 for disclaimer of beneficial ownership
--------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [X]
--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.3% (See Note 1) **Please refer to Item 4, Page 7 for disclaimer of beneficial ownership
--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!

Note 1 - This Percentage is based on 8,427.397 shares of Common Stock outstanding as of August 10, 1999.

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP NO. 526872106                                       PAGE 5 OF 10 PAGES
---------------------------                               ----------------------


--------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
1         SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          Timothy G. Caffrey
--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3         SEC USE ONLY
--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A
--------------------------------------------------------------------------------

                   5       SOLE VOTING POWER
    NUMBER OF
     SHARES                500 **Please  refer to Item 4, Page 7 for  disclaimer
                           of beneficial ownership
                   -------------------------------------------------------------
  BENEFICIALLY
    OWNED BY       6       SHARED VOTING POWER
      EACH
    REPORTING              0
                   -------------------------------------------------------------
     PERSON
      WITH         7       SOLE DISPOSITIVE POWER

                           500 **Please refer to Item 4, Page 7 for disclaimer of beneficial ownership
                   -------------------------------------------------------------

                   8       SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          500 **Please refer to Item 4, Page 7 for disclaimer of beneficial ownership
--------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [X]
--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.01% (See Note 1) **Please refer to Item 4, Page 7 for disclaimer of beneficial ownership
--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Note 1 - This Percentage is based on 8,427,397 shares of Common Stock outstanding as of August 10, 1999.

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP NO. 526872106                                       PAGE 6 OF 10 PAGES
---------------------------                               ----------------------


ITEM 1(A). NAME OF ISSUER:

        Lesco, Inc. (the "Company").

ITEM I(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

        20005 Lake Road, Rocky River, Ohio 44116.

ITEM 2(A). NAME OF PERSON FILING:

        The Persons filing this statement are Hollybank Investments, LP, a Delaware limited Partnership ("LP"), Thistle Investments LLC, a Delaware limited liability company ("LLC"), Dorsey R. Gardner, a general partner of LP and managing member of LLC ("Gardner") and Timothy G. Caffrey, a general partner of LP and managing member of LLC ("Caffrey").

ITEM 2(B). ADDRESS OF PRINCIPAL OFFICES OR, IF NONE, RESIDENCE:

        The Business Address of Gardner, LLC and LP is P.O. Box 190240, Miami Beach, Florida 33119. The Business Address of Caffrey is One International Place, Boston, Massachusetts 02110.

ITEM 2(C). CITIZENSHIP:

        Hollybank Investments, LP - Delaware
        Thistle Investments LLC - Delaware
        Dorsey R. Gardner - U.S.A.
        Tmothy G. Caffrey - U.S.A.

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

        The title of the class of equity securities to which this statement relates is the Common Stock, without par value (the "Shares"), of the Company.

ITEM 2(E). CUSIP NUMBER:

        526872106

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP NO. 526872106                                       PAGE 7 OF 10 PAGES
---------------------------                               ----------------------


ITEM 3. IF THE STATEMENT IS BEING FILED PURSUANT TO RULE 13D-L(B), OR 13D-2(B) OR (C), CHECK WHETHER THE FILING PERSON IS A:

(a)[ ]  Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
(b)[ ]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)[ ]  Insurance company as defined in Section 3(a)(19) of the Act
        (15 U.S.C. 78c);
(d)[ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15U.S.C. 80a-8);
(e)[ ]  An investment adviser in accordance with l3d-l(b)(I)(ii)(E);
(f)[ ]  An employee benefit plan or endowment fund in accordance with 13d- I
        (b)(I)(ii)(F);
(g)[ ] A parent holding company or control person in accordance with 13d-l(b)(1)(ii)(G);
(h)[ ]  A savings association as
        defined in Section 3(b) of the Federal Deposit Insurance Act
        (12 U.S.C.1813);
(i)[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
        (15 U.S.C. 80a-3);
(j)[ ]  Group, in accordance with l3d-l(b)(l)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box.  [X]

ITEM 4. OWNERSHIP:

        The information in Items 5-11 on the cover pages (pages 2 through 4) of this Schedule 13G is incorporated by reference.

        As of the date of this statement, LP is the beneficial owner of 489,700 Shares and LLC is the beneficial owner of 21,500 Shares. Each Gardner and Caffrey, as general partner of LP and managing member of LLC, may be deemed to beneficially own Shares beneficially owned by LP and LLC. Except to the extent of respective interest as a limited partner in LP and a member of LLC, Gardner and Caffrey expressly disclaim such beneficial ownership and the filing of this statement shall not be construed as an admission that Gardner or Caffrey is the beneficial owner of the Shares owned by LP or LLC and covered by this statement.

                                  SCHEDULE 13G

---------------------------                                 --------------------

CUSIP NO. 526872106                                         PAGE 8 OF 10 PAGES
---------------------------                                 --------------------


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person had ceased to be the beneficial owner of more than five percent of the class of securities, check the following

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not Applicable.

ITEM 10. CERTIFICATION.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP NO. 526872106                                       PAGE 9 OF 10 PAGES
---------------------------                               ----------------------


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 3, 1999

                            HOLLYBANK INVESTMENTS, LP

                            BY: /s/ Timothy G. Caffrey
                                ------------------------------------------------
                                    Timothy G. Caffrey
                                    General Partner

                            THISTLE INVESTMENTS LLC

                            BY: /s/ Timothy G. Caffrey
                                ------------------------------------------------
                                    Timothy G. Caffrey
                                    Managing Member

                            Dorsey R. Gardner
                            BY: /s/ Timothy G. Caffrey
                                ------------------------------------------------
                                    Timothy G. Caffrey, Attorney-in-Fact

                            /s/ Timothy G. Caffrey
                            ----------------------------------------------------
                            Timothy G. Caffrey

        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE. Six copies of this statement, including all exhibits, should be filed with the Commission.

ATTENTION. INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP NO. 526872106                                       PAGE 10 OF 10 PAGES
---------------------------                               ----------------------


                                  EXHIBIT INDEX



        99.1.  Joint Filing Agreement.  Filed herewith.
        99.2.  Power of Attorney.  Filed herewith.

BO-107005.01
                                  EXHIBIT 99.1

                                   AGREEMENT

        Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of Lesco, Inc. or any subsequent acquisitions or dispositions of equity securities of Lesco, Inc. by any of the undersigned.

Dated:  June 4, 1999

                                    HOLLYBANK INVESTMENTS, LP



                                    By: /s/ Timothy G. Caffrey
                                        ----------------------------------------
                                        Timothy G. Caffrey
                                        General Partner


                                    THISTLE INVESTMENTS LLC



                                    By: /s/ Timothy G. Caffrey
                                        ----------------------------------------
                                        Timothy G. Caffrey
                                        Managing Member


                                    DORSEY R. GARDNER



                                    By: /s/ Timothy G. Caffrey
                                        ----------------------------------------
                                        Timothy G. Caffrey, Attorney-in-Fact



                                    /s/ Timothy G. Caffrey
                                    --------------------------------------------
                                    Timothy G. Caffrey

                                  Exhibit 99.2

                                POWER OF ATTORNEY

        Know all by these presents, that the undersigned hereby constitutes and appoints Timothy G. Caffrey, the undersigned's true and lawful attorney-in-fact to:

     (1) execute for and on behalf of the undersigned, in each the undersigned's individual capacity, as a general partner by Hollybank Investments, LP ("LP") and as a managing member of Thistle Investments LLC ("LLC"), Schedule 13G and any amendments thereto in accordance with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder;

     (2) do and perform any and all act for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such
           Schedule 13G and any amendments thereto and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

        The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is LP or LLC assuming, any of the undersigned's responsibilities to comply with Section 13 of the Securities Exchange Act of 1934.

        This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Schedule 13G and any amendments thereto with respect to the undersigned's holdings of and transactions in securities issued by LP and LLC, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

        IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 3rd day of September, 1999.

                                              /s/ Dorsey R. Gardner
                                              ----------------------------------
                                              Signature

                                              Dorsey R. Gardner, individually
                                              and as General Partner of
                                              Hollybank Investments, LP and
                                              Managing Member of Thistle
                                              Investments LLC